Exhibit 99.1

Neos Therapeutics Reports Third Quarter 2016 Financial Results

Company to Host Conference Call at 8:30am ET Today

Dallas/Fort Worth, Texas, Nov. 10, 2016 — Neos Therapeutics, Inc. (NASDAQ: NEOS), a pharmaceutical company focused on developing, manufacturing and commercializing innovative extended-release (XR) products for the treatment of attention-deficit/hyperactivity disorder (ADHD), today reported financial results for the third quarter ended September 30, 2016 and provided a business update.

“Adzenys XR-ODT™ has been performing very well since our launch in May 2016, as demonstrated by the prescription growth reported by IMS. We are seeing product adoption across both pediatric and adult patient populations and the feedback from physicians and patients continues to be positive,” said Vipin K. Garg, Ph.D., President and CEO of Neos Therapeutics. “We also remain on track to resubmit the NDA for Cotempla XR-ODT™, our extended-release methylphenidate ODT product, and to submit the NDA for NT-0201, our extended-release amphetamine liquid suspension, in the fourth quarter of 2016. If approved, we anticipate the launch of both these products during the second half of 2017.”

Adzenys XR-ODT™ Launch Update

•                  For the three months ended September 30, 2016, total prescriptions filled for Adzenys XR-ODT, as reported by IMS, were 8,959. For the four-week period ending October 28, 2016, IMS reported an additional 5,177 prescriptions filled for Adzenys XR-ODT.

•                  Since the launch in May 2016 through October 28, 2016, the cumulative total number of prescriptions filled, as reported by IMS, were 15,186.

•                  Weekly prescriptions increased approximately 13% per week during the three months ended September 30, 2016.

•                  Patients switching from another ADHD medication accounted for approximately 75% of all new Adzenys XR-ODT prescriptions, as reported by IMS.

•                  As of the week ended October 21, 2016, as reported by IMS, 62% of all new Adzenys XR-ODT prescriptions were for pediatric patients and 38% were for adult patients, indicating a broad appeal of Adzenys XR-ODT in all patient types.

•                  The number of new prescribers has continued to grow since launch. The cumulative total number of prescribers of Adzenys XR-ODT, as reported by IMS through the week ended October 21, 2016, was 2,887.

•                  Managed care coverage for Adzenys XR-ODT has increased to 83% of lives covered by commercial payers compared to 70% covered lives in the last quarter.

Anticipated Milestones for Other Pipeline Product Candidates

•                  Resubmit the New Drug Application (NDA) for Cotempla XR-ODT, the Company’s methylphenidate extended-release ODT product, in the fourth quarter of 2016.

•                  Submit the NDA for NT-0201, the Company’s amphetamine XR liquid suspension, in the fourth quarter of 2016.

Select Financial Results for the Third Quarter Ended September 30, 2016

•                  Total product revenues were $1.6 million for the three months ended September 30, 2016, compared to $0.2 million for the same period in 2015. Adzenys XR-ODT revenues were approximately $0.7 million, and the remainder of the increase is attributed to an increase in sales of the Company’s generic Tussionex.

•                  Gross loss for the three months ended September 30, 2016 was $0.7 million, compared to $1.0 million for the same period of 2015. This improvement was due to increased revenue offset by the cost of goods for the increased volume of product sales.

•                  Research and development expenses for the three months ended September 30, 2016 were $2.9 million, compared to $2.7 million for the same period in 2015. This increase was primarily due to completion of the bioequivalence studies for Cotempla XR-ODT and NT-0201.

•                  Selling and marketing expenses were $17.0 million for the three months ended September 30, 2016, compared to $1.4 million for the same period in 2015. The increase is primarily directly attributable to the commercialization of Adzenys XR-ODT, which launched in May 2016.

•                  General and administrative expenses for the three months ended September 30, 2016 were $3.1 million, compared to $2.0 million for the same period in 2015. This increase was a result of higher professional fees and salary and compensation expenses associated with becoming a public reporting and commercial company.

•                  The Company reported a net loss of $25.8 million in the three months ended September 30, 2016, compared to $9.4 million for the same period in 2015.

•                  At September 30, 2016, the Company’s cash, cash equivalents and short-term investments amounted to $60.0 million.

Upcoming Events and Presentations

•                  Global Mizuho Investor Conference, New York City, November 14th

•                  Stifel 2016 Healthcare Conference, New York City, November 15th

•                  BMO Capital Markets Prescriptions for Success Healthcare Conference, New York City, December 14th

Conference Call Details

Neos management will host a conference call and live audio webcast to discuss results and provide a company update at 8:30 a.m. ET today, November 10, 2016. The live call may be accessed by dialing (877) 388-8985 for domestic calls, or +1 (562) 912-2654 for international callers, and referencing conference ID number 5573407.  A live audio webcast for the conference call will be available on the Investor Relations page of the Company’s website at http://investors.neostx.com/.

About Neos Therapeutics

Neos Therapeutics, Inc. is a pharmaceutical company focused on developing, manufacturing and commercializing products utilizing its proprietary modified-release drug delivery technology platforms. Adzenys XR-ODTTM, indicated for the treatment of ADHD, is the first approved product using the Company’s XR-ODT technology platform. Neos, which is initially focusing on the treatment of ADHD, has two other branded product candidates that are XR medications in ODT or liquid suspension dosage forms. In addition, Neos manufactures and markets its generic equivalent of the branded product Tussionex®(1), an XR liquid suspension of hydrocodone and chlorpheniramine indicated for the relief of cough and upper respiratory symptoms of a cold.

(1)Tussionex® is a registered trademark of the UCB Group of Companies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the commercialization of Adzenys XR-ODTTM, the resubmission of the NDA for Cotempla XR-ODTTM, the submission of the NDA for NT-0201, the commercial launch of Cotempla XR-ODTTM and NT-0201, and the Company’s upcoming events and presentations.  Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, prospects or intentions. These forward-looking statements reflect our current views about our expectations, strategy, plans, prospects or intentions, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-

looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, our ability to successfully launch Adzenys XR-ODTTM, market acceptance by physicians, patients, third-party payors and the medical community, our ability to successfully address the deficiencies identified by the FDA or which may be identified by the FDA which preclude approval of the NDA for our Cotempla XR-ODTTM product candidate, including that we demonstrate bioequivalence between the clinical trial material and to-be-marketed drug product and that we assess the food effect on the to-be-marketed drug product, the receipt of regulatory approval for Cotempla XR-ODTTM  and NT-0201, our ability to market and sell our product candidates, our ability to raise capital when needed and other risks set forth under the caption “Risk Factors” in our most recent Quarterly Report on Form 10-Q, as updated by our other subsequently filed SEC filings. We assume no obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Neos Therapeutics, Inc. and Subsidiaries

In thousands, except share and per share data	September 30, 2016	December 31, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$43,489	$90,763
Short-term investments	16,547	—
Accounts receivable, net of allowances of $1,193 and $1,039, respectively	4,263	3,903
Inventories	5,683	2,520
Other current assets	1,980	1,058
Total current assets	71,962	98,244
Property and equipment, net	6,952	5,124
Intangible assets, net	15,969	16,672
Other assets	2,552	2,470
Total assets	$97,435	$122,510
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$7,808	$4,824
Accrued expenses	7,860	3,141
Deferred revenue	2,558	—
Current portion of long-term debt	3,188	7,973
Total current liabilities	21,414	15,938
Long-Term Liabilities:
Long-term debt, net of current portion	58,524	26,271
Earnout liability	355	214
Deferred gain on leaseback	60	547
Deferred rent	1,184	1,166
Total long-term liabilities	60,123	28,198
Stockholders’ Equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, no shares issued or outstanding at September 30, 2016 and December 31, 2015	—	—
Common stock, $0.001 par value, 100,000,000 authorized at September 30, 2016 and December 31, 2015; 16,079,902 and 16,070,705 issued and outstanding at September 30, 2016 respectively; 16,025,155 and 16,015,958 issued and outstanding at December 31, 2015, respectively	16	16
Treasury stock, at cost, 9,197 shares at September 30, 2016 and December 31, 2015	(171)	(171)
Additional paid-in capital	197,789	195,314
Accumulated deficit	(181,745)	(116,785)
Accumulated other comprehensive income	9	—
Total stockholders’ equity	15,898	78,374
Total liabilities and stockholders’ equity	$97,435	$122,510

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

Neos Therapeutics, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Three Months Ended September 30,		Nine Months Ended September 30,
In thousands, except share and per share amounts	2016	2015	2016	2015
Revenues:
Net product sales	$1583	$221	$5,651	$2,133
Cost of goods sold	2,289	1,172	7,301	4,070
Gross loss	(706)	(951)	(1,650)	(1,937)

Research and development	2,910	2,658	8,722	8,965
Selling and marketing expenses	16,977	1,399	39,630	2,370
General and administrative expenses	3,140	1,967	9,600	4,891

Loss from operations	(23,733)	(6,975)	(59,602)	(18,163)

Interest expense	(2,130)	(1,044)	(4,746)	(2,685)
Loss on debt extinguishment	—	—	(1,187)	—
Other income, net	155	518	716	623
Change in fair value of earnout and warrant liabilities	(98)	(1,867)	(141)	(1452)

Net loss	$(25,806)	$(9,368)	$(64,960)	$(21,677)

Preferred stock accretion to redemption value	—	(99)	—	(1,169)
Preferred Stock Dividends	—	(138)	—	(1,221)
Net loss attributable to common stock	$(25,806)	$(9,605)	$(64,960)	$(24,067)

Weighted average common shares outstanding used to compute net loss per share, basic and diluted	16,070,705	12,403,182	16,048,801	4,767,479
Net loss per share of common stock, basic and diluted	$(1.61)	$(0.77)	$(4.05)	$(5.05)

Contacts:

Richard Eisenstadt

Chief Financial Officer

Neos Therapeutics

(972) 408-1389

reisenstadt@neostx.com

Sarah McCabe

Stern Investor Relations, Inc.

(212) 362-1200

sarah@sternir.com